SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 19, 2006

Santander BanCorp
(Exact Name of Registrant
as Specified in Charter)

Puerto Rico
(State or Other Jurisdiction of Incorporation)

001-15849		66-0573723
(Commission File Number)		(IRS Employer Identification No.)

207 Ponce de León Avenue San Juan, Puerto Rico		00917
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (787) 777-4100

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On April 19, 2006, Banco Santander Puerto Rico (“BSPR”), a wholly-owned subsidiary of Santander Bancorp (the “Company”), entered into an agreement (the “Agreement”) with Doral Financial Corporation (“Doral”) pursuant to which, subject to the approval of the Boards of Directors of BSPR and Doral and the receipt of any required regulatory approvals, Doral shall reacquire from BSPR or one of its affiliates all the mortgage loans (the “Loans”) previously transferred by Doral to BSPR pursuant to the letter agreements between the parties dated February 3, 2004, May 3, 2004, December 17, 2004 and March 3, 2005 (the “Prior Agreements”). The reacquisition will occur on a date, not later than May 15, 2006, to be set at the mutual agreement of the parties (the “Closing Date”). The reacquisition price for the Loans shall be equal to 99.125% of the aggregate outstanding principal amount of the Loans plus accrued and unpaid interest on the Loans pursuant to the Prior Agreements through the Closing Date. As of today, the aggregate outstanding principal amount of the Loans plus accrued and unpaid interest is approximately $616,742,379.98. As previously disclosed, the Loans were recharacterized on BSPR’s balance sheet as commercial loans to Doral guaranteed by mortgage notes.

     The Agreement provides that all obligations under each of the Prior Agreements shall terminate as of the Closing Date. Additionally, the Agreement shall terminate immediately if, prior to the Closing Date, the parties are not able to agree on a list of the Loans to be transferred and the amount to be paid by Doral to BSPR or one of its affiliates.

     As previously disclosed, the Company has substantially completed preparation of its financial statements at and for the year ended December 31, 2005 and its restated financial statements for all periods affected by the restatement announced on March 7, 2006. Although the Company cannot be certain of the amount of time required to complete its restatement process, it continues to work actively to finalize and file its Report on Form 10-K as expeditiously as possible.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER BANCORP

Date:	April 25, 2006	By: /s/ María Calero

		Name:	María Calero
		Title:	Executive Vice President and Chief
Accounting Officer